UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2021

Baudax Bio, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	001-39101	47-4639500
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

490 Lapp Road, Malvern, Pennsylvania		19355
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (484) 395-2470

Not Applicable

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Exchange on Which Registered
Common Stock, par value $0.01	BXRX	Nasdaq Capital Market

Securities registered pursuant to Section 12(g) of the Act:

None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On June 17, 2021, Baudax Bio, Inc. (the “Company”) received a deficiency letter from the Nasdaq Listing Qualifications Department (the “Staff”) of the Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that, for the last 30 consecutive business days, the closing bid price for the Company’s common stock has been below the minimum $1.00 per share required for continued listing on The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(2) (“Rule 5550(a)(2)”). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company was given 180 calendar days, or until December 14, 2021 to regain compliance with Rule 5550(a)(2). As of December 14, 2021, the Company was not in compliance with Rule 5550(a)(2).

To qualify for a second 180 calendar day period to regain compliance with Rule 5550(a)(2), the Company would be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, except for the minimum bid price requirement.

The Company is party to a Purchase and Sale Agreement, as amended (the “Alkermes Agreement”) with Alkermes plc (“Alkermes”), which obligates the Company to make certain milestone and royalty payments to Alkermes. As contingent consideration is an estimate of future performance and therefore is an estimate of the timing of milestones and royalites due to the Company’s licensor, periodic review and re-estimation is appropriate and usual within quarterly periods. As of September 30, 2021, the Company reported a liability of $66.7 million in short and long-term contingent consideration under the Alkermes Agreement. On November 30, 2021, and as a result of the Company’s recent financial performance and forecasting analysis, the Company determined that it was necessary to revalue the probability-adjusted fair value of the payment obligation. Due to the updated forecasts, the adjusted timing and probability of success of estimated milestone and royalty payments resulted in a reduction of approximately $37 million of the contingent consideration included on the Company’s balance sheet related to Alkermes. This includes payments that would likely not become due and payable, and therefore such contingent consideration was written off of the Company’s balance sheet as of November 30, 2021. As a result of such write-off, the Company showed shareholders’ equity on its balance sheet of approximately $9 million as of December 14, 2021, in compliance with the stockholders’ equity requirement of the initial listing standards for The Nasdaq Capital Market.

The Company has provided notice of its intention to cure the Rule 5550(a)(2) deficiency during the second compliance period (which ends June 12, 2022), by various means, including potentially effecting a reverse stock split, if necessary. Thus, the Company believes it qualifies for the additional 180 day extension.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Baudax Bio, Inc.

By:	/s/ Gerri A. Henwood
Name:	Gerri A. Henwood
Title:	Chief Executive Officer

Date: December 16, 2021